Exhibit 10.2a

ADDENDUM TO

LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

1.                  GKF shall participate jointly with Hospital in the design, development and construction contract solicitation required in connection with the preparation of the Site for the Equipment. In this regard:

(a)               GKF and Hospital have identified and approved Garza, Bomberger and Associates as the architectural firm to be engaged by Hospital to develop the design, layout, and plans and specifications for the Site. GKF shall assist Hospital with, and the Hospital shall regularly consult with GKF with regard to, the design or layout of the Site and all matters related to the preparation of the plans and specifications.

(b)               GKF also shall participate with Hospital in the identification and review of possible construction, engineering and/or design firms (general contractors and/or any subcontractors) to be engaged by Hospital to construct the Site. GKF shall have the right to interview all construction, engineering and/or design firms proposed by Hospital or GKF for the project. All bids to perform the construction, engineering and/or design work for the Site shall be submitted to GKF for review prior to Hospital’s selection thereof. The construction, engineering and/or design firm(s) finally selected by Hospital to perform the work and its bid shall be subject to the written approval of GKF, which approval shall not be unreasonably withheld, conditioned or delayed.

2.                  As soon as reasonably possible after Hospital enters into the principal contracts for the design, preparation and construction of the Site (i.e., design/layout, architectural engineering and general construction), Hospital shall determine in writing the aggregate costs and expenses previously incurred and shall estimate the aggregate costs and expenses to be subsequently incurred by Hospital to design, plan, prepare, construct and complete the Site for the Equipment (the “Site Preparation Costs”) based upon the amounts reflected in said contracts. A copy of the written determination shall be delivered by Hospital to GKF. If the aggregated Site Preparation Costs set forth in the written determination are Nine Hundred Fifty Thousand ($950,000.00) or less, Hospital shall be responsible for the payment of all Site Preparation Costs. If the aggregate Site Preparation Costs set forth in the written determination are more than Nine Hundred Fifty Thousand Dollars ($950,000.00), GKF shall reimburse Hospital in the manner set forth in Section 3 below for the amount of Site Preparation Costs set forth in the written documentation in excess of Nine Hundred Fifty Thousand Dollars ($950,000.00) (the “Excess Site Preparation Amount”).

3.                  If GKF is required to reimburse Hospital the Excess Site Preparation Costs:

(a)               Concurrent with the payment of any invoices or periodic installments for Site Preparation Costs, Hospital shall deliver to GKF a copy of all invoices or statements, a copy of all evidences of payment (e.g., copies of checks), an accounting of the aggregated Site Preparation Costs, and a comparison of the estimated Site Preparation Costs (as set forth in the written determination) to the actual Site Preparation Costs paid by Hospital. The inadvertent failure of Hospital to provide the foregoing documentation will not affect Hospital’s right to reimbursement hereunder, so long as such documentation is provided to GKF promptly upon request by GKF. When the aggregate Site Preparation Costs paid by Hospital, exceed Nine Hundred Fifty Thousand Dollars ($950,000.00), Hospital shall itemize and request in writing that GKF reimburse Hospital for such excess costs. GKF shall reimburse the Hospital for the excess costs up to the Excess Site Preparation Amount not more than (30) days after the written request for reimbursement and other items described herein are delivered by Hospital to GKF.

(b)               Modifications or additions to the Site Preparation Costs, including change orders, shall be subject to written approval of GKF, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)               Hospital shall regularly report to GKF on the status of the preparation and construction of the Site. Upon reasonable advance request by GKF, GKF shall have the right to visit and inspect the Site to review the progress of construction.

4.                  Except as otherwise set forth in this Addendum, all of the provisions of the Lease Agreement remain in full force and effect.

GK Financing, LLC, a California limited liability company	Methodist Healthcare System of San Antonio, LTD., dba Southwest Texas Methodist Hospital, a Texas Corporation
By: /s/ Craig K. Tagawa Craig K. Tagawa	By: /s/ James C. Scoggin, Jr. James C. Scoggin, Jr.
Chief Executive Officer	Chief Executive Officer
Dated: October 31, 1996	Dated: October 31, 1996